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                      MERRILL LYNCH LIFE INSURANCE COMPANY
                         Supplement dated July 28, 2006
                                     to the
                         Prospectuses dated May 1, 2006
                                      for
                            Merrill Lynch Asset I SM
                                   RateMax SM

                     ML LIFE INSURANCE COMPANY OF NEW YORK
                         Supplement dated July 28, 2006
                                     to the
                          Prospectus dated May 1, 2006
                                      for
                                ML NY Asset I SM


This supplement describes a change to the Merrill Lynch Asset I SM group modified guaranteed annuity and the RateMax SM individual modified guaranteed annuity contracts issued by Merrill Lynch Life Insurance Company, and the ML NY Asset I SM individual modified guaranteed annuity contracts issued by ML Life Insurance Company of New York.

We are extending the amount of time after a subaccount's Guarantee Period Renewal Date that you have to notify us that you wish to take a withdrawal from the subaccount or transfer Subaccount Value to one or more new subaccounts. You will now have no more than 30 calendar days from the Renewal Date to notify us in a form acceptable to us that you wish to take a withdrawal and/or change to another subaccount(s). If we receive your instructions within this time period, we will process the withdrawal or transfer, effective as of the Renewal Date, and we will not impose a surrender charge or take into account any applicable MVA.
                                     * * *

If you have any questions, please contact your Financial Advisor, or call the Service Center at (800) 535-5549 for Contracts issued by Merrill Lynch Life Insurance Company or (800) 333-6524 for Contracts issued by ML Life Insurance Company of New York, or write the Service Center at P.O. Box 44222, Jacksonville, Florida 32231-4222.



NB-IF                                                               101735-0606